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CENTRAL HUDSON GAS & ELECTRIC CORPORATION                                                                             EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                           1999                               Year Ended December 31,
                                                                         (Thousands of Dollars)
                                          3 Months    9 Months  12 Months
                                           Ended        Ended     Ended
                                          Sept.30      Sept.30   Sept. 30      1998          1997(1)        1996(1)        1995
                                         ---------    --------- ----------     ----          ----           ----           ----
   Earnings:

A.  Net Income                           $ 13,871     $ 42,412  $ 51,938    $ 52,544       $ 55,086       $ 56,082      $ 52,722
B.  Federal Income Tax                      7,411       24,039    29,105      28,627         26,237         31,068        28,687
                                         --------     --------  --------    --------       --------       --------      --------
C.  Earnings before Income Taxes         $ 21,282     $ 66,451  $ 81,043    $ 81,171       $ 81,323       $ 87,150      $ 81,409
                                         ========     ========  ========    ========       ========       ========      ========
D.  Fixed Charges
     Interest on Mortgage Bonds             3,205        9,852    13,399      14,225         14,237         15,112        16,862
     Interest on Other Long-Term Debt       3,392        8,309    10,675       8,890          8,860          8,505         9,063
     Other Interest                             2          107       133       3,639          2,647          2,626         1,917
     Interest Portion of Rents                244          747     1,000       1,004          1,020          1,094         1,522
     Amortization of Premium & Expense
      on Debt                                 251          715       959         924            906            940         1,069
                                         --------     --------  --------    --------       --------       --------      --------
                                            7,094       19,730    26,166      28,682         27,670         28,277        30,433
                                         --------     --------  --------    --------       --------       --------      --------
E.  Total Earnings                       $ 28,376     $ 86,181  $107,209    $109,853       $108,993       $115,427      $111,842
                                         ========     ========  ========    ========       ========       ========      ========
   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247         $    807     $  2,422  $  3,230    $  3,230       $  3,230       $  3,230      $  4,903
G.  Less Allowable Dividend Deduction          32           96       127         127            127            127           528
                                         --------     --------  --------    --------       --------       --------      --------
H.  Net Subject to Gross-up                   775        2,326     3,103       3,103          3,103          3,103         4,375
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)              1.534        1.567     1.560       1.545          1.476          1.554         1.544
                                         --------     --------  --------    --------       --------       --------      --------
J.  Pref. Dividend (Pre-tax) (HxI)          1,189        3,645     4,841       4,794          4,580          4,822         6,755
K.  Plus Allowable Dividend Deduction          32           96       127         127            127            127           528
                                         --------     --------  --------    --------       --------       --------      --------
L.  Preferred Dividend Factor               1,221        3,741     4,968       4,921          4,707          4,949         7,283
M.  Fixed Charges (D)                       7,094       19,730    26,166      28,682         27,670         28,277        30,433
                                         --------     --------  --------    --------       --------       --------      --------
N.  Total Fixed Charges
     and Preferred Dividends             $  8,315     $ 23,471  $ 31,134    $ 33,603       $ 32,377       $ 33,226      $ 37,716
                                         ========     ========  ========    ========       ========       ========      ========
O.  Ratio of Earnings to Fixed
    Charges (E/D)                            4.00         4.37      4.10        3.83           3.94           4.08          3.68
                                         ========     ========  ========    ========       ========       ========      ========
P.  Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)            3.41         3.67      3.44        3.27           3.37           3.47          2.97
                                         ========     ========  ========    ========       ========       ========      ========

    (1)Restated to properly reflect the exclusion of AFUDC from fixed charges.


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